Exhibit 99.1: Peoples Financial Corporation Press Release Dated December 9, 2005
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION DECLARES REGULAR DIVIDEND, EXTENDS STOCK REPURCHASE PROGRAM
Biloxi, MS (December 9, 2005)—The board of directors of Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, declared the holding company’s regular semiannual cash dividend of $.20 per common share, payable January 17, 2006, to stockholders of record January 9, 2006.
In addition, at an earlier meeting the board approved a three-year extension of the stock repurchase plan in effect since November 2002. The plan originally authorized the repurchase of up to 2.5% of the company’s outstanding common shares, totaling some 129,000 shares. The extension allows the company to continue repurchasing shares for another three years until the limit of 129,000 is reached.
When added to the semi-annual dividend of $.20 paid in July, the current dividend of $.20 a share represents about 42% of anticipated earnings for 2005. The increase in the payout ratio is largely due to the anticipated reduction in net income as a result of loan losses caused by Hurricane Katrina, said Chevis C. Swetman, chairman of the board and chief executive officer of the holding company and the bank.
The semiannual dividend was raised 11.1% in June, 2005, which was then the fifth consecutive increase, dating back to the second quarter of 2003. The current annualized dividend of $.38 per share for 2005 is 19% more than dividends paid in 2004 and 46% higher than 2003.
“Although our earnings for third and fourth quarter of 2005 have been impacted by the effects of Hurricane Katrina, our capital position remains well in excess of regulatory minimums, which affords us the capability to continue paying our regular dividend even in these difficult times,” said Swetman. “Our ability to continue paying the dividend to our shareholders is a reflection of our board’ s prudent approach to reserving a portion of our earnings during the last few years of robust growth,” he added.

Peoples Financial Corporation declares dividend—page 2
Founded in 1896, with $769 million in assets as of September 30, 2005, The Peoples Bank currently operates 14 of its 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties following Hurricane Katrina and is working to open the closed branches as soon as repairs can be completed. In addition to a comprehensive range of retail and commercial banking services, the bank also operates an asset management department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.